AUTODESK, INC. (ADSK)
SECOND QUARTER FISCAL 2015 EARNINGS ANNOUNCEMENT
August 14, 2014
PREPARED REMARKS

Autodesk is posting a copy of these prepared remarks and its press release to its Investor Relations website. These prepared remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, August 14, 2014 at 2:00 pm PT (5:00 pm ET) and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.
To access the live broadcast of the question and answer session, please visit the Investor Relations section of Autodesk’s website at www.autodesk.com/investor. A complete reconciliation between GAAP and non-GAAP results is provided in the tables following these prepared remarks.

Business Model Transition

During the latter part of fiscal year 2014, Autodesk announced a business model transition in which the company would provide more offerings including desktop subscriptions (formerly referred to as rentals), cloud subscriptions, and flexible license arrangements for enterprise customers, in addition to our existing perpetual license and maintenance subscription offerings. Over the next four years, we expect to increase our subscription base and customer value, which we believe will help drive billings growth. During the transition, revenue, deferred revenue, operating margin, and EPS will be impacted as more revenue is recognized ratably rather than up front and as new offerings bring a wider variety of price points.

Second Quarter Fiscal 2015 Overview

Autodesk's second quarter results were highlighted by strong demand on a global basis and continued adoption of suites. We experienced strength in billings, subscriptions, revenue, suites, Architecture, Engineering and Construction (AEC) and Manufacturing business segments, EMEA, and deferred revenue.

Second quarter performance included:

•	Total billings increased 27 percent, compared to the second quarter last year.

•	Total subscriptions increased by approximately 74,000, from the first quarter of fiscal 2015.

•
Revenue was a record $637 million, an increase of 13 percent compared to the second quarter last year as reported and on a constant currency basis. Revenue contribution from the recent acquisition of Delcam was approximately $11 million.

•	GAAP operating margin was 8 percent, compared to 15 percent in the second quarter last year.

•	Non-GAAP operating margin was 18 percent, compared to 24 percent in the second quarter last year. A reconciliation of GAAP to non-GAAP results is provided in the accompanying tables.

•	GAAP diluted earnings per share were $0.13, compared to $0.27 in the second quarter last year.

•	Non-GAAP diluted earnings per share were $0.35, compared to $0.45 in the second quarter last year.

•	Deferred revenue increased 22 percent to a record $981 million, compared to $806 million in the second quarter last year.

•	Cash flow from operating activities was $96 million, compared to $65 million in the second quarter last year.

Billings and Subscriptions Review

Total billings* for the second quarter increased 27 percent, compared to the second quarter last year. The increase is related primarily to strong increases in both license and subscription billings.

Subscription billings (includes maintenance, desktop, and cloud service billings) increased 31 percent, compared to the second quarter last year. The increase is related primarily to a strong increase in maintenance subscription billings.

Total subscriptions* was 2.01 million, an increase of approximately 74,000, from the first quarter of fiscal 2015.

Total billings, subscription billings, and total subscriptions benefited from promotional activity driving upgrades and maintenance renewals.

* For a definition, please view the Glossary of Terms later in this document.

Revenue Analysis

(in millions)	2Q 2014	3Q 2014	4Q 2014	1Q 2015	2Q 2015
Total net revenue (1)	$562	$555	$587	$593	$637
License and other revenue	$313	$298	$321	$316	$350
Subscription revenue	$249	$258	$266	$276	$287
___________
(1) Totals may not agree with the sum of the components due to rounding.

Second quarter revenue excludes approximately $10 million of license revenue that was deferred as a result of the company's business model transition. The $10 million is related to enterprise license arrangements and had particular impact on license revenue in APAC and the AEC business segment.

Total net revenue for the second quarter increased 13 percent to $637 million compared to the second quarter last year as reported and on a constant currency basis.

Backlog was $26 million, an increase of $24 million compared to the second quarter last year and a decrease of $6 million sequentially. At the end of the second quarter, channel inventory remained at a near-historic low level of less than one week.

License and other revenue increased 12 percent compared to the second quarter last year, to $350 million. Growth in license and other revenue was related primarily to an increase in upgrade revenue.

Subscription revenue increased 15 percent compared to the second quarter last year, to $287 million. Growth in subscription revenue was related primarily to an increase in maintenance subscription revenue.

Revenue by Geography

(in millions)	2Q 2014	3Q 2014	4Q 2014	1Q 2015	2Q 2015
Americas	$202	$208	$207	$206	$223
EMEA	$202	$204	$229	$226	$244
Asia Pacific	$158	$143	$150	$161	$170

Emerging Economies	$86	$84	$88	$79	$98
Emerging as a percentage of Total Revenue	15%	15%	15%	13%	15%

Revenue in the Americas increased 11 percent compared to the second quarter last year to $223 million. Growth in the Americas was led by the U.S.

Revenue in EMEA was $244 million, an increase of 21 percent, compared to the second quarter last year as reported and 16 percent on a constant currency basis. Growth in EMEA was broad based in mature markets.

Revenue in APAC was $170 million, an increase of 8 percent, compared to the second quarter last year as reported and 14 percent on a constant currency basis. Growth in APAC was led by South Korea and India.

Revenue from emerging economies was $98 million, an increase of 14 percent, compared to the second quarter last year as reported and 13 percent on a constant currency basis. Growth in emerging economies was led by India and Brazil. As a matter of reference, none of the individual BRIC countries currently represent more than 3% of total revenue.

Revenue by Product Type

(in millions)	2Q 2014	3Q 2014	4Q 2014	1Q 2015	2Q 2015
Flagship	$289	$275	$288	$299	$307
Suites	$193	$199	$216	$210	$232
New and Adjacent	$80	$82	$83	$83	$99

As we have previously discussed, our customers continue to migrate to our Design and Creation Suites. As a result, we expect revenue for many of our stand-alone products to decrease over time, which impacts the growth of both Flagship and New and Adjacent categories.

Revenue from Flagship products was $307 million, an increase of 6 percent compared to the second quarter last year. Growth in Flagship was driven primarily by an increase in AutoCAD and AutoCAD LT.

Revenue from Suites was $232 million, an increase of 20 percent compared to the second quarter last year. Growth in Suites was led by strong growth in AEC suites. Revenue from Suites was 36 percent of total revenue.

Revenue from New and Adjacent products was $99 million, an increase of 24 percent compared to the second quarter last year. Growth in New and Adjacent benefited from the recent acquisition of Delcam.

Revenue by Business Segment

(in millions)	2Q 2014	3Q 2014	4Q 2014	1Q 2015	2Q 2015
Platform Solutions and Emerging Business	$197	$183	$196	$212	$208
Architecture, Engineering and Construction	$177	$186	$196	$196	$218
Manufacturing	$144	$142	$154	$147	$168
Media and Entertainment	$43	$44	$41	$38	$44

Revenue from our Platform Solutions and Emerging Business (PSEB) segment was $208 million, an increase of 5 percent, compared to the second quarter last year. Combined revenue from AutoCAD and AutoCAD LT was $186 million, an increase of 8 percent compared to the second quarter last year. Revenue from PSEB suites decreased 21 percent compared to the second quarter last year, primarily from a decrease in educational suites.

Revenue from our AEC business segment was $218 million, an increase of 23 percent, compared to the second quarter last year. Revenue from our AEC suites increased 40 percent compared to the second quarter last year, led by strong growth in Building Design Suites and Infrastructure Design Suites.

Revenue from our Manufacturing business segment was $168 million, an increase of 17 percent, compared to the second quarter last year. Revenue from our Manufacturing suites increased 9 percent compared to the second quarter last year. Organic year-over-year growth in our Manufacturing segment was primarily the result of growth in Product Design Suites.

Revenue from our Media and Entertainment (M&E) business segment was $44 million, flat compared to the second quarter last year. Revenue from our Animation products decreased 2 percent compared to the second quarter last year. Revenue from Creative Finishing increased 7 percent compared to the second quarter last year. Results for M&E reflect general changes in the M&E industry end-market demand environment, the planned inclusion of our M&E products in other Autodesk industry suites, and the business model transition as customers are opting for desktop subscription.

Foreign Currency Impact

(in millions)	2Q 2014	3Q 2014	4Q 2014	1Q 2015	2Q 2015
FX Impact on Total Revenue	$(17)	$(13)	$(8)	$(9)	$(0)
FX Impact on Cost of Revenue and Operating Expenses	$4	$3	$3	$2	$(2)
FX Impact on Operating Income	$(13)	$(10)	$(5)	$(7)	$(2)

The foreign currency impact represents the U.S. Dollar impact of changes in foreign currency rates on our financial results as well as the impact of gains and losses from our hedging program.

Compared to the second quarter of last year, the impact of foreign currency exchange rates including the impact of our hedging program had no impact on revenue and was $2 million unfavorable on cost of revenue and operating expenses.

Compared to the first quarter of fiscal 2015, the impact of foreign currency exchange rates and hedging was $1 million favorable on revenue and $1 million unfavorable cost of revenue and operating expenses.

Balance Sheet Items and Cash Review

(in millions)	2Q 2014	3Q 2014	4Q 2014	1Q 2015	2Q 2015
Cash Flows from Operating Activities	$65	$91	$184	$219	$96
Capital Expenditures	$17	$12	$9	$15	$17
Depreciation, Amortization and Accretion	$32	$31	$33	$36	$37
Total Cash and Marketable Securities, net of $750M debt	$1,658	$1,729	$1,794	$1,638	$1,419
Days Sales Outstanding	49	50	66	50	52
Deferred Revenue	$806	$766	$901	$964	$981

Net of long-term debt, total cash and investments at the end of the second quarter was approximately $1.4 billion. The sequential decrease is related primarily to cash used for acquisitions. Consistent with our strategy, during the second quarter we closed 10 small business and technology acquisitions totaling approximately $226 million (net of cash acquired).

Approximately 78 percent of the total cash and investments is located offshore and will fluctuate subject to business needs.

During the second quarter, Autodesk used $102 million to repurchase approximately 2 million shares of common stock at an average repurchase price of $53.15 per share. Through this stock repurchase program, Autodesk remains committed to returning excess cash to our stockholders and reducing shares outstanding over time.

Cash flow from operating activities during the second quarter was $96 million, an increase of 47 percent compared to the second quarter last year. The year-over-year increase is related primarily to strong maintenance billings driving higher deferred revenue.

Days sales outstanding (DSO) was 52 days, which was an increase of 3 days, compared to the second quarter last year and an increase of 2 days sequentially. The year-over-year increase is primarily related to the recent acquisition of Delcam.  The sequential increase is primarily related to billings linearity.

Deferred revenue was a record $981 million, an increase of 22 percent compared to the second quarter last year.  The increase is primarily related to the increase in subscription billings over the past four quarters and the business model transition.

Margins and EPS Review

	2Q 2014	3Q 2014	4Q 2014	1Q 2015	2Q 2015
Gross Margin
Gross Margin - GAAP	88%	88%	88%	87%	86%
Gross Margin - Non-GAAP	90%	90%	90%	89%	89%
Operating Expenses (in millions)
Operating Expenses - GAAP	$410	$420	$463	$472	$499
Operating Expenses - Non-GAAP	$370	$378	$413	$427	$451
Operating Margin
Operating Margin - GAAP	15%	12%	9%	7%	8%
Operating Margin - Non-GAAP	24%	22%	20%	17%	18%
Earnings Per Share
Diluted Net Income Per Share - GAAP	$0.27	$0.25	$0.23	$0.12	$0.13
Diluted Net Income Per Share - Non-GAAP	$0.45	$0.41	$0.40	$0.32	$0.35

GAAP gross margin in the second quarter was 86 percent. Non-GAAP gross margin in the second quarter was 89 percent. The year-over-year decrease in both GAAP and non-GAAP gross margin is primarily related to increased employee headcount from acquisitions, including Delcam, and higher cloud-related costs.

Both GAAP and non-GAAP operating expenses increased 22 percent year-over-year. Both GAAP and non-GAAP year-over-year operating expenses increased primarily related to higher employee related costs, which includes the impact from Delcam, and higher professional fees. Both GAAP and non-GAAP operating expenses increased 6 percent sequentially. Both GAAP and non-GAAP sequential operating expenses increased primarily from higher professional fees and the acquisition of Delcam.

GAAP operating margin was 8 percent compared to 15 percent in the second quarter last year. Non-GAAP operating margin was 18 percent compared to 24 percent in the second quarter last year. The changes in both GAAP and non-GAAP operating margin are primarily related to the changes in respective operating expenses noted above.

The second quarter effective tax rate was 27 percent and 26 percent for GAAP and non-GAAP, respectively.

GAAP earnings per diluted share for the second quarter were $0.13. Non-GAAP earnings per diluted share for the second quarter were $0.35.

The share count used to compute basic net income per share was 227.3 million. The share count used to compute diluted net income per share was 232.4 million.

A complete reconciliation between GAAP and non-GAAP results is provided in the tables following these prepared remarks.

Business Outlook

The following are forward-looking statements based on current expectations and assumptions, and involve risks and uncertainties some of which are set forth below. Autodesk's business outlook for the third quarter and full year fiscal 2015 assumes, among other things, a continuation of the current economic environment and foreign exchange currency rate environment. A reconciliation between the GAAP and non-GAAP estimates for fiscal 2015 is provided in the tables following these prepared remarks.

Third Quarter Fiscal 2015

Q3 FY15 Guidance Metrics	Q3 FY15 (ending October 31, 2014)
Revenue (in millions)	$590 - $605
EPS GAAP	($0.05) - $0.01
EPS Non-GAAP (1)	$0.17 - $0.23
_______________
(1) Non-GAAP earnings per diluted share exclude $0.15 related to stock-based compensation expense and $0.07 for the amortization of acquisition related intangibles, net of tax.

Full Year Fiscal 2015
Autodesk is updating its guidance for full fiscal year 2015 as follows:

FY15 Guidance Metrics	FY15 (ending January 31, 2015)
Billings growth	10 - 12%
Revenue growth	7 - 9%
GAAP operating margin	4 - 5%
Non-GAAP operating margin	15 - 16%
Net subscription additions	200,000 - 250,000

The third quarter and full year fiscal 2015 outlook assume a projected annual effective tax rate of 29 percent and 26 percent for GAAP and non-GAAP results, respectively.  These rates do not include one-time GAAP discrete items or the federal R&D tax credit that expired on December 31, 2013.

The majority of the euro, yen and Australian dollar denominated billings for our third quarter fiscal 2015 were hedged, materially reducing the impact of currency fluctuations on our third quarter results.  However, over an extended period of time, currency fluctuations may increasingly impact our results.  We also hedge certain expenses as noted below. We hedge our net exposures using a four quarter rolling layered hedge program.  As such, a portion of the projected euro, yen, and Australian dollar denominated billings for our fiscal 2015 has been hedged.  The closer to the current time period, the more we are hedged.  See below for more details on our foreign currency hedging program.

Autodesk’s Foreign Currency Hedging Program and Calculation of Constant Currency Growth

Given continued foreign exchange volatility, we would like to provide a brief summary of how we handle foreign currency exchange hedging as well as a description of how we calculate constant currency growth rates. A few points on our hedging program include:

•
We do not conduct foreign currency exchange hedging for speculative purposes. The purpose of our hedging program is to reduce risk to foreign denominated cash flows and to partially reduce variability that would otherwise impact our financial results from currency fluctuations.

•
We utilize cash flow hedges on projected billings and certain projected operating expenses in major currencies. We hedge our net exposures using a four quarter rolling layered hedge. The closer to the current time period, the more we are hedged.

•
On a monthly basis, to mitigate foreign exchange gains/losses, we hedge monetary assets and liabilities recorded in non-functional currencies on the books of entities where these exposures are puposefully concentrated.

•	From time to time, we hedge strategic exposures which may be related to acquisitions. Such hedges may not qualify for hedge accounting and are marked-to-market and reflected in earnings immediately.

•	The major currencies we hedge include the euro, yen, Australian dollar, Canadian dollar, and Swiss franc. The euro is the primary exposure for the company.

When we report period-over-period growth rate percentages on a constant currency basis, we attempt to represent the changes in the underlying business operations by eliminating fluctuations caused by changes in foreign currency exchange rates as well as eliminating hedge gains or losses recorded within the current and comparative period. However, when we calculate the foreign currency impact of exchange rates in the current and comparative period on our financial results (See table above in “Foreign Currency Impact” section) we include the U.S. Dollar impact of fluctuations in foreign currency exchange rates as well as the impact of gains and losses recorded as a result of our hedging program.

Autodesk’s Product Type Classification

The following represents Autodesk’s current view for product categorization. Autodesk will periodically make changes to this list. This is not a complete list.

“Flagship” includes the following products:

•3ds Max®
•AutoCAD®
•AutoCAD LT®
•AutoCAD® vertical products such as AutoCAD® Mechanical and AutoCAD® Architecture
•Civil 3D®
•Inventor® products (standalone)
•Maya®
•Plant 3D
•Revit® products (standalone)

“Suites” include the following product classes:

•AutoCAD® Design Suites
•Building Design Suites
•Educational/academic suites
•Entertainment Creation Suites
•Factory Design Suites
•Infrastructure Design Suites
•Inventor® family suites
•Plant Design Suites
•Product Design Suites
•Revit® family suites

“New and Adjacent” includes the following products and services:

•Alias® Design products
•Autodesk® 360 products
•Autodesk® Consulting
•Autodesk® Simulation Mechanical
•Autodesk® Simulation Multiphysics
•Buzzsaw®
•CF Design
•Constructware®
•Consumer products
•Creative Finishing products
•Moldflow® products
•Navisworks®
•Scaleform®
•Vault products
•All other products

Glossary of Terms

License and Other revenue: License and other revenue consists of two components: (1) all forms of product license revenue and (2) other revenue. Product license revenue includes software license revenue from the sale of new seat licenses, software license revenue from the sale of new seat term-based licenses from our desktop subscription and enterprise offerings, and product revenue for Creative Finishing. Other revenue includes revenue from consulting, training, Autodesk Developers Network and Creative Finishing customer support, and is recognized over time, as the services are performed.

Subscription revenue: Autodesk subscription revenue consists of three components:  (1) maintenance revenue from our software products; (2) maintenance revenue from our term-based desktop subscription and enterprise offerings; and (3) revenue from our cloud service offerings.

Maintenance: Our maintenance program provides our commercial and educational customers with a cost effective and predictable budgetary option to obtain the productivity benefits of our new releases and enhancements when and if released during the term of their contracts. Under our maintenance program, customers are eligible to receive unspecified upgrades when and if available, downloadable training courses and online support.  We recognize maintenance revenue over the term of the agreements, generally between one and three years.

Total Subscriptions: Consists of subscriptions from our maintenance, desktop, cloud service and enterprise license offerings that are active as of the quarter end date. For certain cloud based and enterprise license offerings, subscriptions represent the monthly average activity within the last three months of the quarter end date. Total subscriptions do not include data from education offerings, consumer product offerings, certain Creative Finishing product offerings, Autodesk Buzzsaw, Autodesk Constructware, third party products and Delcam products. Subscriptions acquired with the acquisition of a business are captured once the data conforms to our subscription count methodology and when added, may cause variability in the quarterly comparisons of this calculation.

Billings: Amounts billed to customers during the current fiscal period net of any partner incentives or other discounts.

Safe Harbor Statement

These prepared remarks contain forward-looking statements that involve risks and uncertainties, including statements in the paragraphs under “Business Outlook” above, the impacts of our business model transition, our expectations regarding our ability to significantly increase our subscription base and customer value, trends (including by geography, product, product type, and end user), the impact of foreign exchange hedges, and statements regarding our strategies, market and products positions, performance and results. There are a significant number of factors that could cause actual results to differ materially from statements made in these remarks, including: general market, political, economic and business conditions; failure to maintain our revenue growth and profitability; failure to successfully manage transitions to new business models and markets, including the introduction of additional ratable revenue streams and our continuing efforts to attract customers to our cloud-based offerings and expenses related to the transition of our business model; failure to control our expenses; our performance in particular geographies, including emerging economies; the ability of governments around the world to meet their financial and debt obligations, and finance infrastructure projects; weak or negative growth in the industries we serve; slowing momentum in subscription billings or revenues; difficulty in predicting revenue from new businesses and the potential impact on our financial results from changes in our business models; difficulties encountered in integrating new or acquired businesses and technologies; the inability to identify and realize the anticipated benefits of acquisitions; the financial and business condition of our reseller and distribution channels; dependence on and the timing of large transactions; fluctuation in foreign currency exchange rates; the success of our foreign currency hedging program; failure to achieve sufficient sell-through in our channels for new or existing products; pricing pressure; unexpected fluctuations in our tax rate; the timing and degree of expected investments in growth and efficiency opportunities; changes in the timing of product releases and retirements; and any unanticipated accounting charges.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk's Annual Report on Form 10-K for the year ended January 31, 2014 and Form 10-Q for the quarter ended April 30, 2014 which are on file with the U.S. Securities and Exchange Commission. Autodesk does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Autodesk is a registered trademark of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and services offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.

© 2014 Autodesk, Inc. All rights reserved.

Autodesk, Inc.

Other Supplemental Financial Information (a)

Fiscal Year 2015	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2015
Financial Statistics ($ in millions, except per share data):
Total Net Revenue:	$593	$637			$1,230
License and Other Revenue	$316	$350			$667
Subscription Revenue	$276	$287			$563

GAAP Gross Margin	87%	86%			86%
Non-GAAP Gross Margin (1)(2)	89%	89%			89%

GAAP Operating Expenses	$472	$499			$971
GAAP Operating Margin	7%	8%			7%
GAAP Net Income	$28	$31			$60
GAAP Diluted Net Income Per Share (b)	$0.12	$0.13			$0.26

Non-GAAP Operating Expenses (1)(3)	$427	$451			$877
Non-GAAP Operating Margin (1)(4)	17%	18%			18%
Non-GAAP Net Income (1)(5)	$74	$82			$156
Non-GAAP Diluted Net Income Per Share (1)(6)(b)	$0.32	$0.35			$0.67

Total Cash and Marketable Securities	$2,388	$2,169			$2,169
Days Sales Outstanding	50	52			52
Capital Expenditures	$15	$17			$32
Cash Flow from Operating Activities	$219	$96			$315
GAAP Depreciation, Amortization and Accretion	$36	$37			$73

Deferred Subscription Revenue Balance	848	839			839

Revenue by Geography:
Americas	$206	$223			$429
Europe, Middle East and Africa	$226	$244			$469
Asia Pacific	$161	$170			$332
% of Total Rev from Emerging Economies	13%	15%			14%

Revenue by Segment:
Platform Solutions and Emerging Business	$212	$208			$419
Architecture, Engineering and Construction	$196	$218			$413
Manufacturing	$147	$168			$316
Media and Entertainment	$38	$44			$81

Other Revenue Statistics:
% of Total Rev from Flagship	50%	48%			49%

% of Total Rev from Suites	35%	36%	36%
% of Total Rev from New and Adjacent	14%	16%	15%
% of Total Rev from AutoCAD and AutoCAD LT	32%	29%	30%

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to
Foreign Currencies Compared to Comparable Prior Year Period:
FX Impact on Total Net Revenue	$(9)	$—	$(9)
FX Impact on Cost of Revenue and Total Operating Expenses	$2	$(2)	$—
FX Impact on Operating Income	(7)	(2)	(9)

Gross Margin by Segment:
Platform Solutions and Emerging Business	$191	$185	$376
Architecture, Engineering and Construction	$176	$196	$372
Manufacturing	$133	$152	$284
Media and Entertainment	$29	$32	$61
Unallocated amounts	$(15)	$(16)	$(30)

Common Stock Statistics (in millions):
Common Shares Outstanding	227.5	227.2	227.2
Fully Diluted Weighted Average Shares Outstanding	231.6	232.4	232.4
Shares Repurchased	2.0	1.9	3.9

Subscriptions (in millions):
Total Subscriptions (c)	1.94	2.01	2.01

(a) Totals may not agree with the sum of the components due to rounding.
(b) Earnings per share were computed independently for each of the periods presented; therefore the sum of the earnings per share amounts for the quarters may not equal the total for the year.
(c) Total Subscriptions consists of subscriptions from our maintenance, desktop, cloud service and enterprise license offerings that are active as of the quarter end date. For certain cloud based and enterprise license offerings, subscriptions represent the monthly average activity within the last three months of the quarter end date. Total subscriptions do not include data from education offerings, consumer product offerings, certain Creative Finishing product offerings, Autodesk Buzzsaw, Autodesk Constructware and Delcam products. Subscriptions acquired with the acquisition of a business are captured once the data conforms to our subscription count methodology and when added, may cause variability in the quarterly comparisons of this calculation.

(1) To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating margin, non-GAAP net income, non-GAAP net income per share and billings. Excluding billings, these non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, restructuring charges, amortization of purchased intangibles, gain and loss on strategic investments, and related income tax expenses. In the case of billings, we reconcile to revenue by adjusting for the change in deferred revenue from the beginning to the end of the period less any deferred revenue balances acquired from business combination(s) during the period and other discounts. See our reconciliation of GAAP financial measures to non-GAAP financial measures herein. We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance. For example, non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods. There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying Autodesk's press release.

	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2015
(2) GAAP Gross Margin	87%	86%			86%
Stock-based compensation expense	—%	—%			—%
Amortization of developed technology	2%	3%			3%
Non-GAAP Gross Margin	89%	89%			89%

(3) GAAP Operating Expenses	$472	$499			$971
Stock-based compensation expense	(32)	(38)			(70)
Amortization of purchased intangibles	(11)	(10)			(21)
Restructuring (charges) benefits, net	(2)	(1)			(3)
Non-GAAP Operating Expenses	$427	$451			$877

(4) GAAP Operating Margin	7%	8%			7%
Stock-based compensation expense	6%	6%			6%
Amortization of developed technology	2%	2%			2%
Amortization of purchased intangibles	2%	2%			2%
Restructuring charges (benefits), net	—%	—%			1%
Non-GAAP Operating Margin	17%	18%			18%

(5) GAAP Net Income	$28	$31			$60
Stock-based compensation expense	34	40			73
Amortization of developed technology	13	15			28
Amortization of purchased intangibles	11	10			21
Restructuring charges (benefits), net	2	1			3
Loss (gain) on strategic investments	4	3			7
Discrete GAAP tax provision items	(2)	(3)			(5)
Income tax effect of non-GAAP adjustments	(16)	(15)			(31)
Non-GAAP Net Income	$74	$82			$156

(6) GAAP Diluted Net Income Per Share	$0.12	$0.13			$0.26
Stock-based compensation expense	0.14	0.18			0.32
Amortization of developed technology	0.06	0.06			0.12
Amortization of purchased intangibles	0.05	0.04			0.09
Restructuring charges (benefits), net	0.01	—			0.01
Loss (gain) on strategic investments	0.02	0.01			0.03
Discrete GAAP tax provision items	(0.01)	(0.01)			(0.03)
Income tax effect of non-GAAP adjustments	(0.07)	(0.06)			(0.13)
Non-GAAP Diluted Net Income Per Share	$0.32	$0.35			$0.67

Reconciliation for Billings:
	Q115	Q215
Year over year change in GAAP Net Revenue	4%	13%
Change in deferred revenue	8%	12%
Change in acquisition related deferred revenue and other	(2)%	2%
Year over year change in Billings	10%	27%

Reconciliation for Guidance:

The following is a reconciliation of anticipated fiscal 2015 GAAP and non-GAAP operating margins:
	Fiscal 2015
GAAP operating margin	4%	5%
Stock-based compensation expense	7%	7%
Amortization of purchased intangibles	4%	4%
Restructuring charges	—%	—%
Non-GAAP operating margin	15%	16%

Fiscal Year 2014	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2014
Financial Statistics ($ in millions, except per share data):
Total Net Revenue:	$570	$562	$555	$587	$2,274
License and Other Revenue	$324	$313	$298	$321	$1,255
Subscription Revenue	$247	$249	$258	$266	$1,019

GAAP Gross Margin	88%	88%	88%	88%	88%
Non-GAAP Gross Margin (1)(2)	90%	90%	90%	90%	90%

GAAP Operating Expenses	$422	$410	$420	$463	$1,715
GAAP Operating Margin	14%	15%	12%	9%	13%
GAAP Net Income	$56	$62	$58	$54	$229
GAAP Diluted Net Income Per Share (b)	$0.24	$0.27	$0.25	$0.23	$1.00

Non-GAAP Operating Expenses (1)(3)	$378	$370	$378	$413	$1,539
Non-GAAP Operating Margin (1)(4)	24%	24%	22%	20%	22%
Non-GAAP Net Income (1)(5)(c)	$96	$102	$94	$93	$386
Non-GAAP Diluted Net Income Per Share (1)(6)(b)(c)	$0.42	$0.45	$0.41	$0.40	$1.68

Total Cash and Marketable Securities	$2,480	$2,408	$2,479	$2,544	$2,544
Days Sales Outstanding	46	49	50	66	66
Capital Expenditures	$26	$17	$12	$9	$64
Cash Flow from Operating Activities	$224	$65	$91	$184	$564
GAAP Depreciation, Amortization and Accretion	$33	$32	$31	$33	$129

Deferred Subscription Revenue Balance (c)	$775	$736	$699	$789	$789

Revenue by Geography:
Americas	$202	$202	$208	$207	$819
Europe, Middle East and Africa	$216	$202	$204	$229	$852
Asia Pacific	$152	$158	$143	$150	$603
% of Total Rev from Emerging Economies	13%	15%	15%	15%	15%

Revenue by Segment:
Platform Solutions and Emerging Business	$213	$197	$183	$196	$789
Architecture, Engineering and Construction	$172	$177	$186	$196	$731
Manufacturing	$139	$144	$142	$154	$579

Media and Entertainment	$47	$43	$44	$41	$175

Other Revenue Statistics:
% of Total Rev from Flagship	55%	51%	50%	49%	51%
% of Total Rev from Suites	31%	34%	36%	37%	34%
% of Total Rev from New and Adjacent	14%	14%	15%	14%	14%
% of Total Rev from AutoCAD and AutoCAD LT	34%	31%	29%	29%	30%

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to
Foreign Currencies Compared to Comparable Prior Year Period:
FX Impact on Total Net Revenue	$(17)	$(17)	$(13)	$(8)	$(54)
FX Impact on Cost of Revenue and Total Operating Expenses	$5	$4	$3	$3	$16
FX Impact on Operating Income	$(12)	$(13)	(10)	$(5)	$(38)

Gross Margin by Segment:
Platform Solutions and Emerging Business	$195	$180	$166	$176	$717
Architecture, Engineering and Construction	$156	$161	$169	$178	$664
Manufacturing	$128	$132	$130	$142	$532
Media and Entertainment	$37	$34	$35	$32	$138
Unallocated amounts	$(12)	$(12)	$(12)	$(14)	$(50)

Common Stock Statistics:
Common Shares Outstanding	224.4	222.5	224.6	226.7	226.7
Fully Diluted Weighted Average Shares Outstanding	229.3	228.3	227.7	231.1	229.6
Shares Repurchased	3.2	3.1	2.0	2.2	10.5

(a) Totals may not agree with the sum of the components due to rounding.
(b) Earnings per share were computed independently for each of the periods presented; therefore the sum of the earnings per share amounts for the quarters may not equal the total for the year.
(c) Prior amounts have been conformed to align with the current period presentation.
(d) The first three quarters of 2013 percentages have been updated to reflect an adjustment implemented after we reported our results of operations for the third quarter of fiscal 2013.

(1) To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating margin, non-GAAP net income, and non-GAAP net income per share. These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, restructuring charges, amortization of purchased intangibles, gain and loss on strategic investments, and related income tax expenses. See our reconciliation of GAAP financial measures to non-GAAP financial measures herein. We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance. For example, non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods. There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with generally accepted accounting principles in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying Autodesk's press release.

	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2014
(2) GAAP Gross Margin	88%	88%	88%	88%	88%
Stock-based compensation expense	—%	—%	—%	—%	—%
Amortization of developed technology	2%	2%	2%	2%	2%
Non-GAAP Gross Margin	90%	90%	90%	90%	90%

(3) GAAP Operating Expenses	$422	$410	$420	$463	$1,715
Stock-based compensation expense	(32)	(30)	(30)	(34)	(126)
Amortization of purchased intangibles	(11)	(9)	(7)	(9)	(37)
Restructuring (charges) benefits, net	—	(2)	(4)	(6)	(13)
Non-GAAP Operating Expenses	$378	$370	$378	$413	$1,539

(4) GAAP Operating Margin	14%	15%	12%	9%	13%
Stock-based compensation expense	6%	6%	6%	6%	6%
Amortization of developed technology	2%	2%	2%	2%	2%
Amortization of purchased intangibles	2%	1%	1%	2%	1%
Restructuring charges (benefits), net	—%	—%	1%	1%	—%
Non-GAAP Operating Margin	24%	24%	22%	20%	22%

(5) GAAP Net Income	$56	$62	$58	$54	$229
Stock-based compensation expense	34	31	32	36	132
Amortization of developed technology	11	11	11	12	44
Amortization of purchased intangibles	11	9	7	9	37
Restructuring charges (benefits), net	—	2	4	6	13
(Gain) loss on strategic investments	1	—	—	1	2
Discrete GAAP tax provision items	(1)	1	(3)	(8)	(10)
Income tax effect of non-GAAP adjustments	(15)	(14)	(14)	(17)	(61)
Non-GAAP Net Income	$96	$102	$94	$93	$386

(6) GAAP Diluted Net Income Per Share	$0.24	$0.27	$0.25	$0.23	$1.00
Stock-based compensation expense	0.15	0.14	0.14	0.15	0.57
Amortization of developed technology	0.05	0.05	0.04	0.05	0.19
Amortization of purchased intangibles	0.05	0.04	0.03	0.04	0.16
Restructuring charges (benefits), net	—	0.01	0.02	0.03	0.06
(Gain) loss on strategic investments	—	—	—	—	—
Discrete GAAP tax provision items	—	—	(0.01)	(0.03)	(0.04)
Income tax effect of non-GAAP adjustments	(0.07)	(0.06)	(0.06)	(0.07)	(0.26)
Non-GAAP Diluted Net Income Per Share	$0.42	$0.45	$0.41	$0.40	$1.68

(7) Effective in the second quarter of fiscal 2013, Autodesk began excluding gains and losses on strategic investments for purposes of its non-GAAP financial measures. Prior period non-GAAP interest and other income (expense), net, net income and earnings per share amounts have been revised to conform to the current period presentation.